Williams Controls Reports First Quarter 2006 Results

PORTLAND, OR -- 02/08/2006 -- Williams Controls, Inc. (the "Company") (OTC BB: WMCO) today announced its results for the 2006 first quarter ended December 31, 2005.

Net sales of $16,132,000 for the first quarter ended December 31, 2005 were up 6.3% from $15,169,000 reported in the corresponding quarter last year. The Company reported net income of $1,527,000, or $.03 per diluted share, for the first quarter 2006, compared to net income of $1,714,000, or $.04 per diluted share, for the corresponding quarter in fiscal 2005. The first quarter fiscal 2005 included a gain of $355,000 for the put/call option agreement between the Company and American Industrial Partners Capital Fund III, L.P. (AIP), which was terminated on October 19, 2005. No income or expense was recognized for the put/call in the first fiscal quarter of 2006.

The increase in sales for the first quarter of fiscal 2006 was primarily due to higher unit volumes of electronic throttle control systems to our heavy truck, transit bus and off-road customers, specifically in the North American markets, and to a lesser extent increases in sales of our pneumatic control systems.

Gross profits improved to $5,328,000 in the first fiscal quarter, a 4.0% improvement over gross profits of $5,121,000 in the first quarter of fiscal 2005. This improvement was driven primarily by the higher sales levels, offset primarily by increased overhead costs at our Suzhou, China manufacturing facility, which was opened in the second quarter of fiscal 2005.

Several strategic growth initiatives were begun in mid-2005, including establishment of sales and manufacturing operations in China, opening of a sales and technical office in Europe, development of sensors for use in our electronic throttle control product lines, and administration and systems infrastructure improvements to support our China operations, which contributed to higher operating expenses. Additionally, use of the fair value method to recognize equity-based compensation cost under SFAS No.123R, which was implemented during the first quarter of fiscal 2006, increased operating expenses $93,000. Overall operating expenses were $2,641,000 compared to the first quarter fiscal 2005 level of $2,329,000.

During the quarter, the Company repurchased and cancelled 2,500,000 shares of common stock from AIP at $1.28 per share. The purchase was made from existing cash. The Company's repurchase of the AIP-held stock, together with purchases of the remaining AIP-held stock by others, eliminated AIP's investment in the Company and settled the put/call option agreement. No income or expense was recognized for the put/call option agreement in the first quarter of fiscal 2006, compared to a gain of $355,000 in the first fiscal quarter of 2005.

Williams Controls' Chief Executive Officer, Patrick W. Cavanagh, stated, "During the quarter we continued to make progress on important strategic initiatives such as ramping up production of selected throttle control products at the new China manufacturing facility, the start of sensor production and an increase in our international and off-road sales efforts." He continued, "While these activities had a short-term negative impact on operating margins, we believe that in the long run these activities are crucial to maintaining and improving the Company's world-wide leadership position in our markets." He concluded, "We are fortunate to be able to aggressively proceed with these initiatives while continuing to reduce debt and execute a 2,500,000 share stock buy back."

Williams will hold an investor conference call at 8:00 a.m. Eastern Time on Thursday, February 9, 2006 to provide an overview of the first quarter fiscal 2006 financial performance and business highlights.

You are invited to listen to the live webcast of our conference call at our website, www.wmco.com. You may also listen to the call by dialing 1-888-665-2348 (domestic) or 1-706-643-4013 (international). Participants should call prior to the start time to allow for registration. The Conference Access Code is 4963932. An audio replay will be available by telephone through March 9, 2006. The telephone number to access the replay is 1-800-642-1687 (domestic) and 1-706-645-9291 (International). The access code will be 4963932.

ABOUT WILLIAMS CONTROLS

Williams Controls is a leading designer and manufacturer of Electronic Throttle Control Systems for the heavy truck and off-road markets. For more information, you can find Williams Controls on the internet at www.wmco.com.

The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                        Williams Controls, Inc.
       Unaudited Condensed Consolidated Statements of Operations
       (Dollars in thousands, except share and per share amounts)

                                                Three month   Three month
                                                period ended  period ended
                                                  12/31/05      12/31/04
                                                ------------  ------------
Net sales                                       $     16,132  $     15,169
Cost of sales                                         10,804        10,048
Gross profit                                           5,328         5,121
Research and development expense                         848           730
Selling expense                                          448           316
Administration expense                                 1,345         1,283
Operating income                                       2,687         2,792
Interest income                                          (27)            -
Interest expense                                         318           462
Gain on put/call option agreement                          -          (355)
Other income, net                                         (8)          (18)
Income before income taxes                             2,404         2,703
Income tax expense                                       877           989
Net income                                             1,527         1,714
Earnings per share information:
Basic -
Net income per common share                     $       0.03  $       0.04
Weighted average shares used in per share
 calculation - basic                              44,742,646    46,629,411
Diluted -
Net income per common share                     $       0.03  $       0.04
Weighted average shares used in per share
 calculation - diluted                            45,574,040    47,338,915

                        Williams Controls, Inc.
    Unaudited Condensed Consolidated Balance Sheets
                         (Dollars in thousands)

                                                December 31,  September 30,
                                                    2005          2005
                                                ------------  ------------

Assets
Current Assets:
   Cash and cash equivalents                    $      1,638  $      5,052
   Trade accounts receivable, net                      8,229         8,896
   Other receivables                                     612           579
   Inventories                                         5,426         4,433
   Deferred income taxes                               1,868         1,868
   Prepaid expenses and other current assets             807           308
      Total current assets                            18,580        21,136

Property, plant and equipment, net                     7,686         7,455
Deferred income taxes                                  2,760         3,520
Other assets, net                                      1,363         1,394
      Total assets                              $     30,389  $     33,505

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
   Accounts payable                             $      5,823  $      5,449
   Accrued expenses                                    4,085         5,225
   Current portion of employee benefit
    obligations                                        1,667         1,439
   Current portion of long-term debt and
    capital lease obligations                          4,936         5,503
      Total current liabilities                       16,511        17,616

Long-term debt and capital lease obligations           7,829         8,126
Employee benefit obligations                           6,724         6,934
Other long-term liabilities                              242           248

Stockholders' Equity (Deficit):
   Preferred stock (Series C)                              -             -
   Common stock                                          442           467
   Additional paid-in capital                         33,092        36,093
   Accumulated deficit                               (28,436)      (29,963)
   Treasury stock                                       (377)         (377)
   Accumulated other comprehensive loss               (5,638)       (5,639)

      Total stockholders' equity (deficit)              (917)          581
      Total liabilities and stockholders'
       equity (deficit)                         $     30,389  $     33,505

Contact:
Dennis E. Bunday
Executive Vice President and Chief Financial Officer
Telephone:  (503) 684-8600